Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 Tel 804 • 788 • 8200 Fax 804 • 788 • 8218

File No: 78000.3

February 1, 2013

Orchid Island Capital, Inc.

3305 Flamingo Drive, Suite 100

Vero Beach, Florida 32963

Orchid Island Capital, Inc.

Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Orchid Island Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-11 (File No. 333-184838) (the “Registration Statement”), including a prospectus and all documents incorporated by reference therein (the “Prospectus”), filed with the Securities and Exchange Commission on October 22, 2012, as amended through the date hereof, with respect to the offer and sale of 2,360,000 shares of common stock, par value $0.01, of the Company (the “Offering”). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In giving this opinion letter, we have examined the following:

1. the Registration Statement, including the Prospectus;

2. the Company’s Articles of Incorporation filed on August 17, 2010 with the Department of Assessments and Taxation of the State of Maryland (the “SDAT”), and the Articles of Amendment and Restatement (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement;

3. the Company’s Amended and Restated Bylaws (the “Amended Bylaws”), in the form attached as an exhibit to the Registration Statement;

                ATLANTA     AUSTIN    BANGKOK    BEIJING    BRUSSELS    CHARLOTTE    DALLAS    HOUSTON    LONDON     LOS ANGELES

                         McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO     TOKYO    WASHINGTON

www.hunton.com

Orchid Island Capital, Inc.

February 1, 2013

4. the Officer’s Certificates (as defined below);

5. the Management Agreement, by and among the Company and Bimini Advisors LLC, a Maryland corporation (the “Management Agreement”), in the form attached as an exhibit to the Registration Statement; and

6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. the Amended Articles, the Amended Bylaws and the Management Agreement will be executed, delivered, adopted, and filed, as applicable, in a form substantially similar to the forms filed as exhibits to the Registration Statement;

3. during its taxable year ending December 31, 2013, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

4. during its taxable year ending December 31, 2013, Bimini Capital Management, Inc., a Maryland corporation (“Bimini”), will operate in a manner that makes the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of Bimini (together with the Company Officer’s Certificate, the “Officer’s Certificates”), true for such year;

5. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT (as defined below) for any taxable year; and

6. no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

Orchid Island Capital, Inc.

February 1, 2013

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained to the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a) commencing with its taxable year ending December 31, 2013, the Company will be organized in conformity with the requirements for qualification and taxation as a real estate investment trust pursuant to sections 856 through 860 of the Code (a “REIT”), and the Company’s intended method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2013 and thereafter; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to

Orchid Island Capital, Inc.

February 1, 2013

various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Prospectus Summary—Tax Structure,” “Risk Factors—U.S. Federal Income Tax Risks,” “Business—Tax Structure,” “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP